Exhibit 99.7

Vocodia Holdings Corp

Compensation Committee Charter

This charter (“Charter”) sets forth the purpose, composition, operations, responsibilities, duties and powers of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Vocodia Holdings Corp (the “Corporation”).

A. Purpose. The purpose of the Committee is to discharge the Board’s responsibilities relating to compensation of the Corporation’s directors and Executive Officers (as defined below). The Committee has overall responsibility for evaluating the Corporation’s compensation and benefit plans, policies and programs and insuring overall alignment to the corporate compensation philosophy. The Committee also is responsible for preparing any report on executive compensation required by the rules and regulations of the U.S. Securities and Exchange Commission.

B.  Committee Membership.

The Committee shall consist of two or more members who shall be appointed by the Board. Each member of the Committee shall qualify as (i) an independent director and satisfy other requirements under the standards established by the NYSE American Stock Market, (ii) to the extent required by the Board, a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) to the extent required by the Board, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, (iv) to the extent required by the Board, shall satisfy any other applicable standards of independence under the federal securities and tax laws. In the event that any member of the Committee does not qualify as a “non-employee director” for purposes of Section 16 of the Exchange Act, then all compensation that is intended to be exempt from Section 16 shall also be approved by the Board or a subcommittee made up of members of the Board who qualify as non-employee directors. In the event that any member of the Committee does not qualify as an “outside director” for purposes of Section 162(m) of the Code, then all compensation that is intended to be exempt from Section 162(m) of the Code shall also be approved by a subcommittee made up of members of the Board who qualify as outside directors.

The members of the Committee shall be elected by the Board annually at a meeting, when a vacancy exists or at such other time as the Board may determine, in accordance with the Corporation’s Articles of Incorporation. Committee members shall serve until their successors shall be duly elected and qualified or until their earlier death, disability, resignation or removal. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Compensation Committee.

C.  Committee Duties and Responsibilities. The Compensation Committee acts on behalf of our board of directors to fulfill our board of directors’ responsibilities in overseeing our compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to our executive officers and non-employee directors. The responsibilities of the compensation committee are included in its written charter.

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The Committee’s duties and responsibilities shall include the following and such other matters as may be delegated to the Committee by the Board from time to time:

(1)  The Committee shall review and approve the overall compensation philosophy for the Corporation and shall periodically review the overall compensation philosophy for all employees to ensure that it is appropriate and does not incentivize unnecessary and excessive risk taking that would be reasonably likely to have a material adverse effect on the Corporation.

(2)  The Committee shall periodically review -approve amendments and termination, as necessary or appropriate, with respect to the Corporation’s compensation plans, including annual incentive compensation plans, salary plans, benefit plans and equity-based plans, stock option plan, stock appreciations rights plans, pension and profit sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, 401(k) plans, supplemental retirement plans and similar programs, and any proposed changes thereto, administer or oversee the administration of these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and discharge any responsibilities imposed on the Committee by any of these plans.

(3)  Without limiting the generality of (2) above, the Committee shall annually review and approve all compensation arrangements with the Chief Executive Officer (“CEO”), the CEO’s direct reports, the Chief Financial Officer and any other executive officers (as defined in Rule 3b-7 of the Securities Exchange Act of 1934) of the Corporation (collectively, the “Executive Officers”), including (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits. In conducting such annual reviews, the Committee shall review and approve the corporate goals and objectives relevant to such compensation, the Executive Officers’ performance in light of those goals and objectives, the Corporation’s shareholder return, the value of incentive awards to CEOs and officers at comparable companies and the awards given to the Executive Officers in past years. Based on this annual review, the Committee shall review and approve the CEO’s compensation arrangements and shall establish and approve the other Executive Officers’ compensation arrangements, in each case to the extent not in conflict with any Executive Officer employment agreements then in effect. When it becomes necessary, the Compensation Committee shall consider the results of the most recent stockholder say-on-pay vote in evaluating and determining executive compensation. The Committee shall also review and approve the frequency with which the Company conducts a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation..

(4)  The Committee shall oversee the Corporation’s regulatory compliance with respect to compensation matters, including the Corporation’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been obtained for purposes of Section 162(m) of the Code.

(5)  The Committee shall make periodic reports to the Board, and not less than once a year, on all matters for which the Committee has been delegated responsibility and as it deems appropriate. These reports may take the form of an oral report by the Committee chairperson or any other member of the Committee designated by the Committee to make such reports.

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(6)  The Committee shall review and discuss with management, prior to the filing of the Corporation’s annual proxy statement or annual report on Form 10-K, the disclosure relating to executive compensation, including the Compensation Discussion and Analysis and executive and director compensation tables as required by Securities and Exchange Commission (“SEC”) rules. The Committee shall prepare an annual report regarding executive compensation for inclusion in the Corporation’s annual proxy statement or annual report on Form 10-K, as the case may be and if applicable, in accordance with applicable SEC rules and regulations (including review and approval of proposals regarding the frequency of the vote on executive compensation to be included in the Company’s annual meeting proxy statement).

(7)  The Committee shall, periodically as necessary, review and approve the compensation of directors.

(8)  The Committee shall conduct periodic reviews of the base compensation levels of all of the Company’s employees generally.

(9) The Committee shall periodically approve the funding and investment policies and review performance of all pension/retirement benefit and deferred compensation plans of the Corporation and its subsidiaries.

(10)  The Committee shall undertake and review with the Board an annual performance evaluation of the Committee, which shall compare the performance of the Committee with the requirements of this Charter and set forth the goals and objectives of the Committee for the upcoming year. The Committee shall conduct such performance evaluation in such manner as the Committee deems appropriate, and may report the results of its performance evaluation through an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

(11)  The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

(12) The Committee shall review the Company’s incentive compensation arrangements to determine whether such arrangements encourage excessive risk-taking, review and discuss at least annually the relationship between the Company’s risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk.

(13)  The Committee shall exercise such other powers and perform such other duties and responsibilities as are consistent with this Charter, the Company’s Bylaws and applicable law, rules and regulation, and as the Committee or the Board deems necessary or appropriate.

D.  Operations. The Board shall designate one member of the Committee as its chairperson. The affirmative vote of a majority of the members of the Committee is necessary for the adoption of any resolution. The Committee shall meet when deemed necessary or desirable by a majority of the Committee members or the Committee chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions provided, however, that the Committee shall meet in executive session during the voting or deliberations on the compensation of the CEO.

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The agenda of each Committee meeting shall be established by the chairperson with the assistance of appropriate members of management. Each Committee member is free to suggest the inclusion of items on the agenda. Each Committee member is free to raise at any Committee meeting subjects that are not on the agenda for that meeting.

The Committee may create one or more subcommittees of members of the Committee and may delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

E.  Committee Authority and Resources. The Committee shall have the sole authority, without further approval by the Board, to select, retain, compensate, oversee and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, officer and the Corporation’s other compensation and benefit plans and to approve the consultant’s fees and other retention terms. The intent and objectives of such a study or evaluation would be reviewed with the Committee prior to engagement, and upon completion, a full report of findings and recommended actions would be presented to the Committee for review and approval. In addition, the Committee may select or retain advice and assistance from internal or external legal, accounting or other advisers as the committee determines to be necessary or advisable in connection with the discharge of its duties and responsibilities hereunder and shall have the direct responsibility to appoint, compensate and oversee such advisors.

The Corporation shall pay to any compensation consultant or outside accounting, legal or other adviser retained by the Committee pursuant to the preceding paragraph such compensation, including, without limitation, usual and customary expenses and charges, as shall be determined by the Committee. The Corporation also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

F.  Compensation Adviser Independence Evaluation. In selecting any compensation consultant, legal counsel or other advisor (other than in-house legal counsel), the Committee must take into consideration the following six independence factors identified in the listing standards established by the NYSE American Stock Market, as well as any other required factors, to the extent the Corporation is subject to such standards: (i) the provision of other services to the Corporation by the person that employs the compensation consultant, legal counsel or other adviser; (ii) the amount of fees received from the Corporation by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the compensation committee; (v) any stock of the Corporation owned by the compensation consultant, legal counsel or other adviser; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Corporation.

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